Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BHP Billiton Limited and BHP Billiton Plc:

We consent to the use of our report dated 25 September 2006, with respect to the consolidated balance sheets of the BHP Billiton Group (comprising BHP Billiton Limited, BHP Billiton Plc and their respective subsidiaries) as of 30 June 2006 and 2005, and the related consolidated income statements, statements of recognised income and expense and statements of cash flows for each of the years in the two-year period ended 30 June 2006, incorporated herein by reference. Our report, dated 25 September 2006, refers to a change in accounting principle as a result of the adoption of IAS 32/AASB 132 “Financial Instruments: Disclosure and Presentation” and IAS 39/AASB 139 “Financial Instruments: Recognition and Measurement”. Our report, dated 25 September 2006, refers to a change in accounting principle for pension and other post retirement benefits under accounting principles generally accepted in the United States of America.

/S/ KPMG Audit Plc

KPMG Audit Plc

London, United Kingdom

23 March 2007